Exhibit 4.1

CERTIFICATE OF DESIGNATIONS

OF THE SERIES A CONVERTIBLE PREFERRED STOCK

OF

BIODIESEL DEVELOPMENT CORPORATION

a Delaware corporation

The undersigned, W. Bruce Comer III, does hereby certify that:

(i) He is the duly elected and acting Chief Executive Officer of Biodiesel Development Corporation, a Delaware corporation (the “Corporation”).

(ii) Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Certificate of Incorporation (the “Certificate”), the Board on September 20, 2006, adopted the following resolutions creating a series of Preferred Stock as follows:

WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of any of them.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

(a) Designation. The series of Preferred Stock is hereby designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

(b) Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be 28,500,000 shares of such series.

(c) Dividends. The Corporation shall pay on each outstanding share of Series A Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) out of funds legally available therefor a cumulative dividend (the “Dividend”), at an annual rate equal to the product of (i) $1.00 per share (the “Series A Purchase Price”), by (ii) eight percent (8%). The Corporation shall pay the Dividend in cash or in additional shares of Series A Preferred Stock at the option of the Corporation. If the Corporation elects to pay such dividend in additional shares of Series A Preferred Stock, the value of each such share paid as a dividend shall be deemed to be the Conversion Price then in effect. Such Dividends shall commence to accrue on the shares of Series A Preferred Stock and be cumulative from and after the original date of issuance of the Series A Preferred Stock (the “Original Issuance Date”), and will accrue until paid whether or not the Board of Directors declares dividends. Such Dividends shall be paid pro rata among the holders of the Series A Preferred Stock. The Dividend shall be payable quarterly in arrears on the last day of each quarter to the holders of record as of the first (1st) day of such quarter based upon the number of days during such quarter that the Series A Preferred Stock remained outstanding. The Dividend shall be calculated on the basis of a 360-day year.

No dividends other than those payable solely in Common Stock shall be paid on any Common Stock unless and until (i) the aforementioned dividend is paid on each outstanding share of Series A Preferred Stock, and (ii) a dividend is paid with respect to all outstanding shares of Series A Preferred Stock in an amount equal to or greater that the aggregate amount of dividends which would be payable on each share of Series A Preferred Stock if, immediately prior to such dividend payment on Common Stock, it had been converted into Common Stock. The Corporation shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with this Section (c). “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

(d) Liquidation Preference.

(i) Preference upon Liquidation, Dissolution or Winding Up. In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series A Preferred Stock shall be entitled to be paid, on a pro rata basis, first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to the greater of (A) an amount equal to the Series A Purchase Price per share of Series A Preferred Stock held (as adjusted for any stock splits, stock dividends or recapitalizations of the Series A Preferred Stock) and any declared but unpaid dividends on such share, and (B) the amount such holders would be entitled to receive had such holders converted such shares of Series A Preferred Stock into shares of Common Stock in accordance with paragraph (f) hereof immediately prior to such distribution (but disregarding for the purposes of the calculation of the number of shares of Common Stock into which such Series A Preferred Stock would be convertible the limitation set forth in paragraph (f)(i) hereof or any other limitation upon the number of shares of Common Stock which provides that a holder thereof may not beneficially own more than 9.99% of the Corporation’s then outstanding Common Stock), before any payment shall be made to the holders of the Common Stock, or any other series of Preferred Stock of the Corporation (other than the Series B Convertible Preferred Stock of the Corporation), whether issued prior to or subsequent to the Original Issuance Date, with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to shareholders shall be distributed to the holders of Series A Preferred Stock, on a pro rata basis. Each holder of the Series A Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series A Preferred Stock held by such holder bears to the total number of shares of Series A Preferred Stock then outstanding. Such payment shall constitute payment in full to the holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series A Preferred Stock, so as to be available for such payment, such holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

(ii) Consolidation, Merger and Other Corporate Events. A (x) consolidation or merger of the Corporation (except into or with a subsidiary corporation or effected exclusively for the purpose of changing the domicile of the Corporation) or any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsections (iv) through (vii) of paragraph (f)), unless the Corporation’s stockholders of record as constituted immediately prior to such transaction will, immediately after such transaction (by virtue of securities issued as consideration in respect of such transaction or otherwise), hold a majority of the voting power of the surviving or acquiring entity, or (y) a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (d) (a “Liquidation Event”). The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock). In no event shall the issuance in and of itself of any new classes of stock, whether senior, junior or on a parity with the Series A Preferred Stock, be deemed a “reclassification” under the terms hereof.

(iii) Distribution of Cash and Other Assets. In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made solely by the Board of Directors, and provided that such Board of Directors was acting in good faith, shall be conclusive.

(iv) Distribution to Junior Security Holders. After the payment or distribution to the holders of the Series A Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock then outstanding, or any other stock of the Corporation ranking as to assets upon liquidation, dissolution or winding up of the Corporation junior to the Series A Preferred Stock, shall be entitled to receive ratably all of the remaining assets of the Corporation.

(v) Preference; Priority. References to a stock that is “senior” to, on a “parity” with or “junior” to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series A Preferred Stock shall be senior to the Common Stock of the Corporation, all other series of Preferred Stock of the Corporation and any other capital stock of the Corporation now or hereafter authorized, except the Series B Convertible Preferred Stock of the Corporation or as may be otherwise agreed in writing by holders of a majority of the then outstanding shares of Series A Preferred Stock.

(e) Voting Rights. (i) Except as otherwise expressly provided herein or by law, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(ii) The Corporation shall not, without first obtaining the approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

(A) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock;

(b) issue any additional shares of the Series B Preferred Stock of the Corporation;

(B) issue any additional shares of the Series A Preferred Stock (other than in accordance with this Certificate of Designation) to any Person other than the purchasers on the Original Issuance Date;

(C) authorize, create or sell any equity securities of the Corporation or securities convertible into equity of the Corporation which are senior to or on parity with the Series A Preferred Stock as to voting, dividend, liquidation or redemption rights; or

(D) take or permit any action to be taken which allows any subsidiary of the Corporation to take any of the actions enumerated in this Section (e)(ii).

(iii) So long as the holders of the Series A Preferred Stock continue to hold at least fifteen (15) percent shares of the Common Stock on an as converted, fully diluted basis (appropriately adjusted for stock splits, stock dividends, stock combinations, and similar events occurring after the date hereof), the holders of the Series A Preferred Stock, voting separately as a single class, shall be entitled to elect one (1) director to the Board of Directors of the Corporation and to fill any vacancy on the Board of Directors created by the absence of such director.

(f) Conversion Rights. The holders of Series A Preferred Stock will have the following conversion rights:

(i) Right to Convert. Subject to and in compliance with the provisions of this paragraph (f), any issued and outstanding shares of Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein; provided, however, that the right to convert of any holder of Series A Preferred Stock who so elects in writing to the Corporation shall be limited such that such holder of Series A Preferred Stock may at any given time convert only up to that number of shares of Series A

Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Corporation’s Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such holder and all persons affiliated with such holder is not more than 9.99% of the Corporation’s Common Stock then outstanding.

(ii) Mandatory Conversion. Provided that (a) there is an effective Registration Statement on Form SB-2 or S-3 (the “Registration Statement”) on file with the Securities and Exchange Commission (the “SEC”) registering the maximum number of shares of Common Stock to be issued upon conversion of the Series A Preferred Stock and (b) the closing price of the Common Stock for the twenty (20) preceding trading days is equal to or greater than two times the Conversion Price, then the Corporation, at its option, may require any holder of Series A Preferred Stock to convert all, or a portion, of the then outstanding Series A Preferred Stock by delivery of written notice. The conversion shall be made within five (5) trading days after receipt of the notice. Notwithstanding the foregoing, any conversion by a holder of Series A Preferred Stock into Common Stock shall be limited, for each and any holder who so elects in writing to the Corporation, such that the beneficial ownership of such holder and its affiliates of Common Stock acquired from the Corporation (excluding shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of warrants which have not yet been converted or exercised) shall in the aggregate not exceed 9.99% of the total Common Stock then outstanding. In the event that the Corporation provides notice of the mandatory conversion of the then outstanding Series A Preferred Stock which is limited by the immediately preceding sentence, the provisions of Section (c) hereof with respect to dividends, Section (d) hereof with respect to liquidation preference of the Series A Preferred Stock, Section (e)(ii) hereof with respect to voting rights, Sections (f)(ix) and (f)(x) hereof with respect to adjustments to the Conversion Price and Section (h) hereof with respect to Events of Default, shall each expire as of the effectiveness of such mandatory conversion.

(iii) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, which such certificate or certificates shall bear such legends as are usual and customary to indicate any restrictions on transfer thereof, if applicable. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iv) Conversion Price. The number of shares into which one share of Series A Preferred Stock shall be convertible shall be determined by dividing the Series A Purchase Price by the then existing Conversion Price (as set forth below), which shall be subject to adjustment from time to time in certain instances, as provided below in this paragraph (f). The “Conversion Price” per share for the Series A Preferred Stock shall be equal to $0.758754 per share. If an

Event of Default (as defined in Section (h) hereof) occurs, the Conversion Price shall be reduced as set forth in Section (h) hereof.

(v) Adjustment for Stock Splits and Combinations. If at any time, or from time to time after the Original Issuance Date, the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If at any time, or from time to time after the Original Issuance Date, the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(vi) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issuance Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such Series A Preferred Stock then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter, the Conversion Price for the Series A Preferred Stock shall be adjusted pursuant to this paragraph (f)(v) as of the time of actual payment of such dividends or distributions.

(vii) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (f) with respect to the rights of the holders of the Series A Preferred Stock.

(viii) Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (f)), then and in each such event the Holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(ix) Adjustment for Issuances of Additional Stock. In the event the Corporation at any time, or from time to time after the Original Issuance Date, shall issue or sell any shares of Common Stock (including shares of Common Stock deemed to have been issued pursuant to Section (f)(x) below) after the Original Issuance Date (the “Additional Stock”), then and in each such event the Conversion Price for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuance by multiplying the Conversion Price for such Series A Preferred Stock then in effect by a fraction:

(A) the numerator of which shall be the sum of (i) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus (ii) all shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to the issuance of such Additional Stock, without giving effect to any adjustments to the conversion price of any such series of Preferred Stock as a result of the issuance of such Additional Stock (including shares of Common Stock deemed issued pursuant to Section (f)(x) below) (the sum of the amounts in clauses (i) and (ii) of this paragraph being the “Outstanding Common”) plus (iii) the number of shares of Common Stock given by the quotient of (x) the aggregate consideration received by the Corporation for such Additional Stock divided by (y) the Conversion Price in effect immediately prior to the adjustment contemplated hereby, and

(B) the denominator of which shall be the total number of shares of Outstanding Common plus the number of shares of such Additional Stock;

No adjustment to the Conversion Price shall be made pursuant to this Section (f)(ix) on account of any issuance of Additional Stock unless the consideration per share of Additional Stock issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue.

The term “Additional Stock” shall not include the following issuances of shares of Common Stock (including shares of Common Stock deemed to have been issued pursuant to Section (f)(x) below):

i. to employees, directors, consultants and other service providers for the purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors and, where required the shareholders of the Corporation, including, without limitation, the Corporation’s 2006 Incentive Compensation Plan, provided that the total number of such shares so issuable does not exceed 6,592,755;

ii. issuable upon the conversion or exercise of convertible or exercisable securities outstanding on September 20, 2006;

iii. issuable upon exercise of the warrant to be issued to M.A.G. Capital, LLC (“MAG”) in consideration for the assignment by MAG to the Corporation of certain acquisition rights, as contemplated by that certain Subscription Agreement, dated September 20, 2006;

iv. issuable upon exercise of the options granted pursuant to the 2006 Incentive Compensation Plan on or prior to September 20, 2006;

v. issued upon conversion of the warrants granted to Ocean Park Advisors, LLC on or prior to the date hereof;

vi. issuable pursuant to any equipment leasing arrangement or debt financing from a bank or similar institution approved by the Board of Directors; provided such financing is for non-equity financing purposes and does not exceed five percent (5%) of the then Outstanding Common; and

vii. issued or deemed issued pursuant to Section f(x) below as a result of a decrease in the Conversion Price from the operation of this Section f(ix).

(x) Deemed Issuances of Common Stock. In the case of the issuance after the Original Issuance Date of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of Section (f)(ix) and this Section (f)(x):

(A) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued.

(B) In the event of any change in the number of shares of Common Stock deliverable upon conversion, exchange or exercise of any Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price for the Series A Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the conversion, exchange or exercise of such Common Stock Equivalents.

(C) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price for the Series A Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(D) The number of shares of Common Stock deemed issued pursuant to Section (f)(x)(A) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section (f)(x)(B) or (f)(x)(C).

(xi) No Increased Conversion Price. Notwithstanding any other provisions of Section (f)(ix) or Section (f)(x), except to the limited extent provided for in Sections (f)(x)(B) and (f)(x)(C), no adjustment of the Conversion Price pursuant to Section (f)(ix) or Section (f)(x) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(xii) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (f)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (f) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (f) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(xiii) No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series A Preferred Stock

(xiv) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation’s Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(xv) Notices of Record Date. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(xvi) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

(xvii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xviii) Notices. Any notice required by the provisions of this paragraph (f) to be given to the holders of shares of Series A Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

(xix) Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

(g) No Reissuance of Preferred Stock. Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(h) Events of Default. An Event of Default shall include the commencement by the Corporation of a voluntary case or proceeding under applicable U.S. bankruptcy law or the Corporation’s failure to: (i) file the Registration Statement with the SEC by the later of (x) the date that is ninety (90) days from the Original Issuance Date or (y) the date that is five (5) business days following the date of receipt of the requisite of the approval by the stockholders of the Corporation of the increase in the number of authorized shares of Common Stock as contemplated by that certain Subscription Agreement, dated September 20, 2006 by and between the Corporation and the purchasers named therein; (ii) maintain the listing of the Common Stock on the OTC Bulletin Board, the NASDAQ Stock Market, the American Stock Exchange, or the New York Stock Exchange; or (iii) discharge or stay a bankruptcy proceeding within sixty (60)days of such action being taken against the Corporation. If an Event of Default occurs, the ratio at which the Series A Preferred Stock may be converted into shares of Common Stock shall be reduced to 85% of the Conversion Price. Notwithstanding the foregoing, nothing contained herein shall be deemed to limit the rights and remedies available to holders of the Series A Preferred Stock in the event of an Event of Default.

(i) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations on September 20, 2006, and hereby certify under penalties of perjury that this Certificate of Designations is the act and deed of the Corporation, and that the statements therein are true.

/s/ W. Bruce Comer, III
W. Bruce Comer III, Chief Executive Officer